Stock Purchase Agreement, by and between Tennrich International Corp. (“Tennrich”), the Seller, and XPAL Technology, Inc. (“XTI”), as Purchaser.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of the capital stock of XPAL Power, Inc. (the Company), a corporation organized and existing under the laws of the State of California; and,

WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller shares representing Eighty Percent (80%) of the issued and outstanding shares of capital stock of the Company upon the terms and subject to the conditions set forth herein; and,

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, Seller and Purchaser are entering into a stockholder’s agreement, in respect of the Purchaser Shares, dated as of the date hereof, and attached as Exhibit A (the “Stockholder’s Agreement”).

NOW THEREFORE, in consideration of Ten Dollars ($10) and for other good and valuable consideration, including the consideration set forth herein, the parties agree as follows:

1.

Transfer of 80% of the common stock of the Company.  Seller hereby sells to Purchaser 80% of the common stock of the Company in accordance with the original stock certificate attached hereto as Exhibit A-1.  In this regard, Seller represents and warrants to Purchaser as follows:

a.

That said shares represent exactly 80% of the issued and outstanding shares of the Company, and that there are no other shares issued or outstanding of any class whatsoever, and that there are no corporate obligations or potential obligations which would require the Company to issue any other or additional shares of any class;

b.

That all of said shares are freely tradeable unrestricted stock, to the extent that a market may exist for said shares, and that such shares are not hypothecated, pledged or otherwise subject to a prior agreement of shareholders or otherwise;

c.

That the Board of Directors, and the shareholders (if required) have authorized the sale to Purchaser.

1.

Waiver of all warranties.  Seller hereby waives any and all warranties to Purchaser (except as to good title), and whether such warranties are express and implied, including any implied warranties of the existence and/or noninfringement of intellectual property, such as trademarks and/or patents under any jurisdiction. Purchaser acknowledges that Purchaser has had adequate time to conduct due diligence and review all books and records and accounts of the Company, expressly covenants that it has not relied on such financial statements relating to this Agreement, acknowledges the de minimus purchase price set forth herein, and is therefore accepting the shares of the Company expressly “AS IS”.

(Signatures Next Page)

XPAL Technology, Inc.

/s/ Robert Leng

April 20, 2016

Robert Leng , Chairman

    Date

XPAL Power, Inc.

/s/ Shelly Yeh

April 20, 2016

Shelly Yeh, Chairman

Date

Tennrich International Corp.

/s/ Shelly Yeh

April 20, 2016

Shelly Yeh, Chairman

            Date

Universal Power Industry Corp.

/s/ Robert Leng

April 20, 2016

Robert Leng, Chairman

            Date

Amendment #1 to that certain Stock and Asset Acquisition Agreement, dated April 20, 2016, by and amongst XPAL Technology, Inc. (“XTI”), as Transferee, XPAL Power, Inc. (“XPI”), and Tennrich International Corp. (“Tennrich”), (XPI and Tennrich, collectively the Transferors), and Universal Power Industry Corp. (“UPIC”), as the Guarantor.

WHEREAS, the parties have duly executed the Stock and Asset Acquisition Agreement (the “Agreement”) effective April 20, 2016, which set forth the terms and conditions of an agreement between them, and;

WHEREAS, the parties have found it desirable to enter into an Amendment changing certain provisions of the said Agreement,

NOW THEREFORE, in consideration of Ten Dollars ($10) and for other good and valuable consideration, including the consideration set forth herein, the parties agree as follows:

Amended Payment Schedule in 1.03 a) of the Agreement.  Transferee shall pay to Transferors $6,500,000 USD in cash in accordance with the following schedule:

a.

On or before August 10, 2016, Transferee shall pay to Transferors $250,000 USD.

b.

On or before August 31, 2016, Transferee shall pay to Transferors $750,000 USD.

c.

On or before September 30, 2016, Transferee shall pay to Transferors $1,000,000 USD.

d.

On or before October 30, 2016, Transferee shall pay to Transferors $1,000,000 USD.

e.

On or before November 30, 2016, Transferee shall pay to Transferors $1,000,000 USD.

f.

On or before April 20, 2017, Transferee shall pay to Transferors $2,500,000 USD, and this final sum accruing interest at the annual rate of 3.5% from April 20, 2016 to the date of payment.

g.

Payment shall be remitted by wire transfer as follows:

Beneficiary: TennRich International Corp.

Address: 1-3, Lane 5, Alley 305 Sec.1 Shin Nan RD.,

Lu Chu Hsiang, Taoyuan, Taiwan R.O.C.

Beneficiary TEL: 886-3-3124888

Bank Name：E.Sun Commercial Bank, Ltd., Taipei, Taiwan

Bank Address：5 FL. 115, SEC. 3, MINSHENG E. RD. TAIPEI, TAIWAN, R.O.C

Bank TEL: 886-3-4921313

Account No：[redacted]

SWIFT Code：ESUNTWTP

All other terms and conditions of the Asset Acquisition Agreement remain in full force and effect.

XPAL Technology, Inc.

/s/ Robert Leng

July __, 2016

Robert Leng , Chairman

    Date

XPAL Power, Inc.

/s/ Shelly Yeh

July __, 2016

Shelly Yeh, Chairman

Date

Tennrich International Corp.

/s/ Shelly Yeh

July __, 2016

Shelly Yeh, Chairman

            Date

Universal Power Industry Corp.

/s/ Robert Leng

July __, 2016

Robert Leng, Chairman

            Date

Amendment #2 to that certain Stock and Asset Acquisition Agreement, dated April 20, 2016, by and amongst XPAL Technology, Inc. (“XTI”), as Transferee, XPAL Power, Inc. (“XPI”), and Tennrich International Corp. (“Tennrich”), (XPI and Tennrich, collectively the Transferors), and Universal Power Industry Corp. (“UPIC”), as the Guarantor.

WHEREAS, the parties have duly executed the Stock and Asset Acquisition Agreement (the “Agreement”) effective April 20, 2016, which set forth the terms and conditions of an agreement between them, and;

WHEREAS, the parties have found it desirable to enter into an Amendment changing certain provisions of the said Agreement,

NOW THEREFORE, in consideration of Ten Dollars ($10) and for other good and valuable consideration, including the consideration set forth herein, the parties agree as follows:

PAYMENT GUARANTEE

1.

As a guarantee of payment, UPIC herein issues to Transferors, in escrow, 6,500,000 restricted shares of the common stock of UPIC in six (6) tranches as a guarantee of Amended Payment Schedule in 1.03 a) of the Agreement, and an additional 25% (or 1,625,000 shares) as potential penalty, as attached at Exhibit A-2.

2.

In the event of a default in any particular payment, Transferors may, without prior notice, accelerate all further payments due from XTI, and exercise its payment guarantee from UPIC by releasing shares from its escrow equal to 1 share for each dollar then due from XTI, and in addition, a 25% penalty on every dollar then in default.

3.

This guarantee is intended to be the sole recourse of Transferors in the event of default.  Upon payment of each sum set forth herein, Transferors shall promptly tender to Transferee from its escrow the original stock certificate represented by each payment.

All other terms and conditions of the Asset Acquisition Agreement remain in full force and effect.

XPAL Technology, Inc.

/s/ Robert Leng

July __, 2016

Robert Leng , Chairman

    Date

XPAL Power, Inc.

/s/ Shelly Yeh

July __, 2016

Shelly Yeh, Chairman

Date

Tennrich International Corp.

/s/ Shelly Yeh

July __, 2016

Shelly Yeh, Chairman

            Date

Universal Power Industry Corp.

/s/ Robert Leng

July __, 2016

Robert Leng, Chairman

            Date